EXHIBIT 99.1

DATA SYSTEMS & SOFTWARE INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003

Wednesday March 31, 8:55 pm ET

MAHWAH, N.J., March 31 /PRNewswire-FirstCall/ -- Data Systems & Software Inc. (Nasdaq: DSSCE - NEWS) today announced results for the year ended December 31, 2003. The Company also announced it had filed an amended quarterly report on Form 10-Q for the third quarter and nine months ended September 30, 2003. The interim condensed consolidated financial statements included in the amended quarterly report filed, were reviewed by the Company's new auditors as required by SEC regulations and the Nasdaq Marketplace Rules. The results reflect a restatement of the Company's financial statements for the three and nine month periods ended September 30, 2003 due primarily to the recording of lower equity losses from the Company's Comverge investment. As a result of this restatement, the equity loss from Comverge and net loss for the third quarter and nine months ended September 30, 2003 decreased by $0.1 million and $1.1 million, to $1.6 million and $5.1 million for the third quarter and nine months ended September 30, 2003, respectively.

The results for the year ended December 31, 2003 which were announced today reflected the lower overall level of operations reported due to the Company no longer fully consolidating Comverge commencing the second quarter of 2003. However, as the Company continues to include Comverge's results in the Company's consolidated results on an equity basis, Comverge still accounted for a majority of the Company's losses during these periods.

The Company reported a net loss of $6.3 million and $1.2 million for the year and fourth quarter ended December 31, 2003, respectively. This represents a decrease of 27% and 23% as compared to 2002 and the third quarter of 2003, respectively.

Of the $20.9 million decrease in sales in 2003 as compared to 2002, $14.3 million was related to Comverge, which, since the second quarter of 2003, is no longer fully consolidated in the Company's results. Sales decreased in the computer hardware sales segment by $4.5 million, primarily due to the non-recurrence in 2003 of the extraordinarily high sales in the fourth quarter of 2002. In the software consulting and development segment, sales decreased by $2.0 million, primarily due to the decrease in the number of consultants and the number of development projects in 2003. This decrease was primarily attributable to the downturn in the high-tech market in general and the software consulting and development market in particular.

Comverge also accounted for $4.8 million of the $5.9 million decrease in gross profit in 2003 compared to 2002. In addition, as Comverge's gross profit margin was higher than the average in the group, ceasing to consolidate its operations caused a decrease in consolidated gross profit margin from 23% in 2002 to 20% in 2002.

Gross profit in the computer hardware segment decreased in 2003 by $1.0 million, primarily due to the aforementioned decrease in sales.

In the software consulting and development segment, despite the significant decrease in sales, gross profit remained relatively stable, with gross profit margins improving from 19% in 2002 to 21% in 2003. The improved margins were due to the improved cost structure achieved as a result of cost cutting measures implemented over the last two years, and the completion in prior period of certain projects with lower profit margins.

The decrease in R&D expenses was primarily due to the Company no longer consolidating Comverge's operations since the second quarter of 2003.

The discontinued full consolidation of Comverge's operations since the second quarter of 2003 accounted for $4.3 million of the $6.2 million decrease in SG&A expenses in 2003 as compared to 2002. However, SG&A decreased in all the Company's other operating segments as well. In the software consulting and development segment, SG&A decreased by $0.6 million, or 17%, as a result of cost cutting measures begun in 2002 and continuing through 2003. SG&A in the Company's computer hardware sales segment also decreased by $0.5 million, primarily due to reduced commissions on reduced sales. Finally, corporate SG&A also decreased primarily due to reduced professional fees and compensation expenses. The Company presently expects to be


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able to maintain the current level of expenses in the software consulting and development segment and further reduce corporate SG&A as the Company reduces compensation expenses as a result of the CEO's retiring from full-time employment and his continuation under the terms of his consulting arrangement.

The decrease in net finance expenses is attributable to completing the accretion of discounts and the amortization of related costs in connection with convertible debt and warrants in 2002 and the first few months of 2003, which accounted for approximately half the interest expense in 2002.

The other loss in 2003 was primarily attributable to the write-off of a note previously received in payment for Common Stock issued to an employee.

The equity loss in 2003 was attributable to Comverge, which is accounted for on an equity basis as of the second quarter of 2003. The Company's share of Comverge's $7.9 million net losses during the period from April 1, 2003 to December 31, 2003 was $1.8 million. Comverge's increased losses in 2003 of $9.3 million, compared to $2.2 million in 2002, was primarily attributable to a decrease in sales, particularly those related to Comverge's family of DCU and Superstat(TM) products as well as those stemming from its Gulf Power contract, where shipments have been suspended. Sales from the VPN contracts will primarily effect future periods. In addition, SG&A in Comverge has increased primarily due to increased advertising and marketing expenses, particularly those related to marketing and advertising its new VPN programs.

George Morgenstern, Chairman and Chief Executive Officer of DSSI commented: "The Company's management and Board has devoted significant time and resources to the detailed consideration of the strategic issues which the Company faces and the evaluation of opportunities to enhance long-term shareholder value, including possible merger and acquisition and finance transactions. As previously announced, we are being supported in this process by market and valuation data from Foresight and are currently engaged in detailed and serious discussions with respect to a possible transaction. While these discussions are of course by their nature confidential, we expect that we will be able to update our shareholders as to the status of the strategic process within the next few weeks. While the process continues, the Board has asked me to remain as Chairman and Chief Executive Officer of the Company. I trust that as part of any strategic transaction, if and when it is finalized, the Company will be bringing on new senior executive personnel to manage our businesses and lead the Company into the future."

DSSI is a provider of software consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. In addition, its Comverge Inc. affiliate provides energy intelligence solutions to utilities. For more information, contact: George Morgenstern, CEO, (201) 529-2026, IR@DSSIINC.COM.

This press release includes forward-looking statements, which are subject to risks and uncertainties, including risks associated with (i) successful implementation of the Company's plan for financing its operations over the next 12 months, (ii) conditions in the market for energy intelligence solutions, including the pace and consequences of deregulation and competition, (iii) conditions in the computer hardware and IT solutions markets, (iii) the Company's evaluation of strategic opportunities, and (iv) the Company's business generally. There is no assurance that the Company will be successful in identifying and/or concluding agreements with a suitable acquisition candidate or merger partner or enter into an appropriate financing transaction. The strategic evaluation has not been completed and there is no assurance that any improvements in operating results and/or in the trading price for the Company's shares will result from such evaluation. Actual results may vary from those projected or implied by such forward-looking statements. A more complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.


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                DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                 (in thousands)

                           ASSETS                          As of December 31,
                                                            2002        2003
    Current assets:
      Cash and cash equivalents                           $1,150      $1,213
      Restricted cash                                        241         241
      Accounts receivable, net                            12,267       7,053
      Inventory                                            2,217          88
      Other current assets                                 1,443         661
         Total current assets                             17,318       9,256

    Investment in Comverge, net                               --          68
    Property and equipment, net                            1,972         814
    Long-term deposit - restricted                         5,700          --
    Other assets                                             599         613
    Funds in respect of employee termination benefits      2,425       2,379
    Goodwill                                               4,929       4,430
    Other intangible assets, net                             404         114
          Total assets                                   $33,347     $17,674

            LIABILITIES AND SHAREHOLDERS' EQUITY

    Current liabilities:
      Short-term bank credit and current maturities of
       long-term debt                                     $2,531      $1,517
      Convertible note, net                                1,224          --
      Trade accounts payable                               5,096       2,586
      Accrued payroll, payroll taxes and social benefits   2,211       1,451
      Other current liabilities                            3,411       2,973
          Total current liabilities                       14,473       8,527
    Long-term liabilities:
      Long-term debt                                       6,278         632
      Other liabilities                                      477         227
      Liability for employee termination benefits          3,382       3,721
          Total long-term liabilities                     10,137       4,580

    Commitments and contingencies (Note 13)
      Minority interests                                   1,609       1,367
    Shareholders' equity:
      Common stock - $0.01 par value per share:
      Authorized - 20,000 shares; Issued - 8,162 and
        8,750 shares for 2002 and 2003, respectively          82          87
      Additional paid-in capital                          37,687      39,595
      Warrants                                               364         461
      Deferred compensation                                   (7)         --
      Accumulated deficit                                (26,787)    (33,069)
      Treasury stock, at cost - 846 and 840 shares for
       2002 and 2003, respectively                        (3,913)     (3,874)
      Shareholder's note                                    (298)         --
    Total shareholders' equity                             7,128       3,200
          Total liabilities and shareholders' equity     $33,347     $17,674



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                DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
                      Consolidated Statements Of Operations

                      (in thousands, except per share data)

                                                       Year ended December 31,
                                                          2002          2003
    Sales:
       Products                                        $39,831       $22,006
       Services                                         12,149         9,791
       Projects                                          3,906         3,237
              Total sales                               55,886        35,034

    Cost of sales:
       Products                                         30,994        18,201
       Services                                          8,689         6,997
       Projects                                          3,288         2,778
              Total cost of sales                       42,971        27,976
         Gross profit                                   12,915         7,058

    Operating expenses:
       Research and development expenses                 1,526           153
       Selling, general and administrative expenses     16,689        10,498
       Impairment of goodwill                            2,760            --
       Impairment of investments                            90            --
              Total operating expenses                  21,065        10,651
         Operating loss                                 (8,150)       (3,593)
    Interest income                                        253            61
    Interest expense                                    (1,212)         (788)
    Other income (loss), net                               113          (475)
       Loss before taxes on income                      (8,996)       (4,795)
    Taxes on income                                         28            (1)
       Loss from operations of the Company and its
        consolidated subsidiaries                       (9,024)       (4,794)
    Share of losses in Comverge                             --        (1,752)
    Minority interests in losses of subsidiary,
     net of tax                                            880           264
       Net loss                                        $(8,144)      $(6,282)

    Net loss per share - basic and diluted              $(1.11)       $(0.81)
    Weighted average number of shares
              outstanding - basic and diluted            7,349         7,738